EXHIBIT 1

Material Change Report, dated December 3, 2003

MATERIAL CHANGE REPORT

ITEM 1	REPORTING ISSUER

Suncor Energy Inc. 112 Fourth Avenue S.W. Box 38 Calgary, Alberta T2P 2V5

ITEM 2	DATE OF MATERIAL CHANGE

November 24, 2003

ITEM 3	PRESS RELEASE

A Press Release with respect to the material change was issued by Suncor Energy Inc. on November 24, 2003.

ITEM 4	SUMMARY OF MATERIAL CHANGE
(All dollar amounts are expressed in Canadian dollars)

Suncor Energy Inc. (“Suncor”) announced on November 24, 2003 that it intends to redeem all of its 9.05% and 9.125% preferred securities in March 2004, using a portion of the net proceeds received from the sale of US $500 million principal amount of 5.95% senior unsecured notes due December 1, 2034.

ITEM 5	FULL DESCRIPTION OF MATERIAL CHANGE

Suncor announced on November 24, 2003 that it intends to redeem all of its 9.05% and 9.125% preferred securities in March 2004, using a portion of the net proceeds received from the sale of US $500 million principal amount of 5.95% senior unsecured notes due December 1, 2034.

Suncor intends to redeem for cash all of its outstanding junior subordinated debentures bearing interest at a rate of 9.05% per year, issued for an aggregate of $276 million, and its outstanding junior subordinated debentures bearing interest at a rate of 9.125% per year issued for an aggregate of US $162.5 million (together the “Preferred Securities”), as soon as practicably possible on or after March 15, 2004, at a redemption price equal to 100% of the principal amount of the Preferred Securities to be redeemed plus accrued and unpaid interest thereon to the date of such redemption.

ITEM 6	RELIANCE ON CONFIDENTIALITY SECTION OF THE ACT

Not applicable

ITEM 7	OMITTED INFORMATION

Not Applicable

ITEM 8	FURTHER INFORMATION

For further information relating to the foregoing, contact Rob Froese, Treasurer, at 403-269-8750.

ITEM 9	STATEMENT OF SENIOR OFFICER

The foregoing accurately discloses the material change referred to herein.

DATED at Calgary, Alberta, this 3rd day of December, 2003.

“ROBERT FROESE”
Robert Froese
Treasurer